EXHIBIT 15.1

January 26, 2016

The Board of Directors and Shareholders
ClearOne, Inc.
5225 Wiley Post Way, Suite 500
Salt Lake City, Utah 84116

Re: Registration Statement on Form S-8 of ClearOne, Inc. - ClearOne, Inc. Equity Incentive Plan, which amends and restates the 2007 Equity Incentive Plan (the “Plan”)
We are aware that our reports dated January 13, 2016 on our reviews of the interim financial information of ClearOne Inc. (the Company) for the three month period ended March, 31, 2015 and for the three and six-month periods ended June 30, 2015 and included in the company’s quarterly reports on Form 10-Q for the periods ended March 31, 2015 and June 30, 2015 are incorporated by reference in its Registration Statement on Form S-8, dated January 26, 2016.

/s/ Tanner LLC

Salt Lake City, UT
January 26, 2016